Exhibit 10.1

License Agreement

This License Agreement, made and entered into as of February 28, 2022 (“Agreement”), is by and between Yumanity, Inc., a Delaware corporation, having a place of business located at 40 Guest Street, Suite 4410, Boston, MA 02135(“Licensee”) and MIL 40G, LLC, a Delaware limited liability company having a place of business located at 40 Guest Street, Boston, MA 02135 (“SmartLabs”).

RECITALS

WHEREAS, SmartLabs, has leased certain space located at 40 Guest Street, Boston, MA 02135 (the “Building”) through a lease agreement (the “Lease”) between SmartLabs and Courtside Realty, LLC (“Landlord”); and

WHEREAS, Licensee desires to use certain space and services, as set forth below, for research and development, laboratory research and office use

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties agree as follows:

1.	License.

(a)

License Description. SmartLabs grants to Licensee the following (A) and (B), of which shall constitute the Licensee’s license (the “License”), solely to, (i) use as office and laboratory space consistent with current zoning for the Building and all applicable laws; (ii) conduct Licensee’s business; and (iii) collaborate with SmartLabs’ staff and other licensees in accordance with this Agreement: (A) a non-transferable, non-assignable license to, (i) use Lab 12N and 13N, more specifically identified in the shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Lab Suite”), and (ii) use Office 08S, more specifically identified in the shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Office Suite”), and (B) a non-transferable, non-exclusive, non-assignable license to use any common areas (“Shared Premises”), subject to SmartLabs’ Rules and Regulations (as defined herein). Any combination of the Lab Suite, Office Suite, and Shared Premises shall constitute the licensed premises (the “Licensed Premises”). Licensee shall accept the Licensed Premises in its “as-is” condition and SmartLabs shall have no obligation to alter, repair or otherwise prepare the Licensed Premises for Licensee’s use or to pay for, or provide any, improvements to the Licensed Premises; provided, however, Licensor agrees to pay for the cost of certain demising walls as agreed between the parties. Licensee shall not use the Licensed Premises for any use other than the foregoing, including but not limited to medical care or human clinical trials, without first obtaining written permission from SmartLabs, which SmartLabs may withhold in its sole discretion. Licensee warrants that its use of the Licensed Premises shall at all times comply with all applicable rules, laws and regulations.

(b)

Scope of License. Unless otherwise expressly set forth herein, the License shall not grant access to any additional office or laboratory space in the Building. SmartLabs retains all of the rights and privileges as the property owner that are not inconsistent with the provisions of this Agreement. Licensee understands and agrees that other licensee(s) may jointly occupy portions of the Building, including but not limited to the Shared Premises. Licensee agrees to cooperate and coordinate with any other licensee(s) that occupies portions of the Building and that, other than the Lab Suite and Office Suite, use of any other portion of the Building shall not be exclusive to Licensee. Sections 10, 11 and 13 below shall apply to any and all Claims (as defined below) arising out of, or in connection with, any other licensee(s), persons or entities using or occupying the Building.

(c)

Occupants. The License shall only grant Licensee, and no more than fifteen (15) of Licensee’s members, employees or agents (collectively, “Occupants”), access to the Licensed Premises; provided, however, that SmartLabs may grant access to additional Occupants (“Additional Occupants”) as set forth in Section 3 below. All Occupants and Additional Occupants shall abide by, keep and observe all of SmartLabs’ Rules and Regulations. Notwithstanding any of the foregoing, prior to having access to the Licensed Premises, all Occupants and any Additional Occupants, must first complete and pass any Environmental Health and Safety (“EH&S”) training requested by SmartLabs.

(d)

License Subject to Lease. Notwithstanding anything contained herein to the contrary, this Agreement shall, at all times, remain subject to the Lease and the rights of the Landlord under the Lease. Upon Landlord’s termination of the Lease, this Agreement shall also be deemed terminated.

2.	Term and Termination.

(a)

Term. Unless terminated earlier in accordance with this Section 2, the term (“Term”) of this Agreement shall commence on April 1, 2022 (“Term Commencement Date”) and expire on December 31, 2022 (“Expiration Date”). Under no circumstance shall SmartLabs be liable to Licensee for failure to provide access to the Licensed Premises on or before April 1, 2022; including but not limited to, failure due to an event of force majeure including, but not limited to, strikes, work stoppages, supply-chain delays, accidents, acts of war or terrorism, civil or military disturbances, government actions or prohibitions or emergencies, disruptions arising from health or safety (including, but not limited to pandemic or epidemic), nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (collectively, a “Force Majeure”); provided, however, that if SmartLabs is unable to provide Licensee access to the Licensed Premises on or before April 1, 2022, the Term Commencement Date and Expiration Date shall be extended by the number of days SmartLabs is unable to provide access to the Licensed Premises.

(b)

Termination. SmartLabs may terminate this Agreement immediately for “cause” by giving written notice to Licensee specifying the cause. “Cause” shall include, but is not limited to: (i) Licensee’s violation of this Agreement or any provisions of the Lease; (ii) Licensee’s failure to comply with any covenants contained herein; (iii) Licensee’s use of the Licensed Premises in violation of the Rules and Regulations or EH&S protocol (defined below) promulgated by SmartLabs or Landlord; (iv) the making by Licensee of any general assignment for the benefit of creditors, or the filing by or against Licensee of a petition to have Licensee adjudged bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy, or (v) violation or noncompliance by Licensee, its Occupants, or anyone claiming by, through or under Licensee, of any applicable law, rule, order or regulation. Upon the occurrence of any of the foregoing, and at any time thereafter, with or without notice or demand and without limiting SmartLabs in the exercise of any right or remedy that SmartLabs may have, SmartLabs may do any or all of the following by written notice to Licensee or by any lawful means, (A) terminate Licensee’s access to the Licensed Premises, or (B) terminate the License. In either instance, Licensee shall immediately surrender the Licensed Premises to SmartLabs and remove all persons and Licensee’s personal property from the Licensed Premises. In such event, SmartLabs shall have the immediate right to re-enter and remove all persons and property from the Licensed Premises, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Licensee, without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that SmartLabs shall elect to so terminate this License, then SmartLabs shall be entitled to recover from Licensee all direct and indirect damages incurred by SmartLabs by reason of Licensee’s default, including, but not limited to, recovery of any broker’s fee paid by SmartLabs in relation to this Agreement and all reasonable attorneys’ fees. Upon termination of this Agreement, the License shall expire and Licensee shall immediately vacate, and remove all persons and Licensee’s personal property from, the Licensed Premises. Under no circumstances shall SmartLabs or Landlord be liable for any alleged, purported, consequential, direct or indirect damages resulting from SmartLabs or Landlord terminating this Agreement.

3.	License Fee.

(a)

Base Fee. Licensee shall pay a monthly license fee equal to $68,775.00 (“License Fee”), which Licensee shall pay in advance on or before the first day of each and every month during the Term by electronic payment to SmartLabs.

(b)

Late Fee. If any payment of the License Fee, or any other payment due under this Agreement, is not received by SmartLabs on or before the first day of each month, or when otherwise due, Licensee shall pay to SmartLabs a late payment charge equal to ten percent (10%) of the amount of such delinquent payment, in addition to any outstanding License Fee or any other payment due under this Agreement then owing. Thereafter, Licensee shall pay eighteen percent (18%) interest on the License Fee and any other outstanding sums due under this Agreement that remain unpaid. The foregoing interest shall accrue from the date such payment is due until the date such payment is actually paid.

(c)

Additional Fees. Licensee may request that SmartLabs grant access to Additional Occupants provided that Licensee first (i) submits a written request to SmartLabs requesting Additional Occupants; (ii) Licensee receives written confirmation from SmartLabs granting access to Additional Occupants (which SmartLabs may withhold in its sole discretion); and (iii) Licensee pays, in addition to the License Fee, an amount equal to $1,500 per month for each Additional Occupant.

(d)

Security Deposit. Licensee shall pay a Security Deposit equal to $68,775.00 (“Security Deposit”). The purpose of the Security Deposit is to guarantee the full, prompt and faithful performance by Licensee of all of the terms, conditions, covenants, agreements, warranties and provisions of this Agreement to be performed, fulfilled or observed by Licensee hereunder, including but not limited to the payment of the License Fee and other charges. If Licensee breaches any term or condition of this Agreement, said Security Deposit or any part thereof may be used to pay any such payment or perform any obligations of the Licensee, and the Licensee shall immediately replace the amount of the Security Deposit so used. Said Security Deposit may be co-mingled with the SmartLabs’ other funds, need not be kept in a separate account, and SmartLabs shall not be required to pay interest on same. SmartLabs shall return the balance of the Security Deposit to Licensee, less any amounts duly owed from Licensee to SmartLabs, within sixty (60) days after the end of Term, as extended from time to time. SmartLabs , from time to time, may transfer the Security Deposit to any mortgagee or any grantee or grantees to be held by such mortgagee, grantee or grantees as the Security Deposit hereunder on the above terms, and upon such transfer to such mortgagee, grantee or grantees, SmartLabs thereupon shall be relieved from all further liability to the Licensee with respect to the Security Deposit, and Licensee thereafter shall look only to such mortgagee, grantee or grantees for the return of the Security Deposit.

(e)

Initial Payment. Licensee shall pay, immediately upon executing this Agreement, an amount equal to the License Fee for the last month of the Term of this Agreement ($68,775.00), the Security Deposit, and the Parking Fees (as defined below) associated with Licensee’s Parking Spaces (as defined below). As such, Licensee shall pay a total of $137,550.00, plus the aforementioned Parking Fees, on or before the execution of this Agreement.

4.

Service Agreement. SmartLabs agrees to provide to Licensee, during the entire Term of this Agreement, the services as set forth in the Service Agreement attached hereto as Exhibit 2 except to the extent limited by an event of Force Majeure. The License Fee shall cover and include the cost of the services as set forth in the Service Agreement and, unless the scope of services requested by Licensee exceed those as set forth in the Service Agreement, Licensee shall not be assessed any additional fees for services contained in the Service Agreement. The Service Agreement shall be governed by the terms of this Agreement and if there is any conflict between the covenants and representations contained in this Agreement and the Service Agreement, the terms of this Agreement shall prevail and be binding upon the parties. SmartLabs shall not be liable for any failure to provide the services set forth in the Service Agreement to the extent such failure is beyond SmartLabs’ reasonable control. Licensee hereby agrees to indemnify SmartLabs for, and shall reimburse any and all costs and expenses associated with, any damage caused by Licensee or its Occupants, or anyone claiming by, through or under Licensee, to any instrument or equipment provided by SmartLabs pursuant to the Service Agreement for common use with other licensees and/or occupants.

5.

Common Areas. Licensee hereby acknowledges that other licensees and/or occupants are occupying or may in the future occupy other portions of the Building. Licensee’s use of the Licensed Premises, and access to and use of the common areas and any other services in connection with the Licensed Premises or this Agreement, shall be subject to any and all Rules and Regulations reasonably promulgated by SmartLabs and/or Landlord and delivered to Licensee from time to time. Licensee’s compliance with such Rules and Regulations constitutes a material inducement to SmartLabs’ willingness to enter into this Agreement; any violation thereof shall constitute a material breach of this Agreement.

6.

Parking. During the Term, Licensee shall have a non-exclusive, irrevocable license to use six (6) unreserved parking spaces (“Licensee’s Parking Spaces”). Licensee shall have no right to elect to reduce its number of Licensee’s Parking Spaces and shall be responsible for the Parking Fees (defined below) for such spaces regardless of whether its Occupants use Licensee’s Parking Spaces. Licensee shall pay, in addition to the License Fee, monthly parking fees equal to the prevailing rates for the Building (“Parking Fees”) and shall pay such Parking Fees to SmartLabs at the time each License Fee payment is due.

7.

Modifications to Licensed Premises. Licensee shall not make any modification to the Licensed Premises without SmartLabs’ prior written approval, which approval may be withheld or conditioned in SmartLabs’ sole discretion. Licensee shall bear the cost of any approved modifications to the Licensed Premises. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, paid for or installed by Licensee in the Licensed Premises will be and remain the property of Licensee and may be removed by Licensee at any time, provided that Licensee, at its expense, shall repair any damage to the Licensed Premises caused by such removal or by the original installation. Licensee shall remove all of Licensee’s personal property at the expiration of the Term of this Agreement or sooner termination of this Agreement, in which event the removal shall be done at Licensee’s expense and Licensee, prior to the end of the Term of this Agreement or upon sooner termination of this Agreement, shall repair any damage to the Licensed Premises caused by its removal.

8.	Hazardous Materials. Licensee shall strictly comply with all hazardous materials and related requirements as set forth in the Hazardous Materials Requirements attached hereto as Exhibit 4.

9.

Fire, Other Casualty; Eminent Domain. In the event of a fire or other casualty affecting the Building or the Licensed Premises, or a taking of all or a part of the Building or Licensed Premises under the power of eminent domain, (i) SmartLabs shall not have any obligation to repair or restore the Licensed Premises, or any alterations or personal property; (ii) Licensee shall be entitled only to a proportionate abatement of the License Fee during the time and to the extent the Licensed Premises are unfit for the purposes permitted under this Agreement and not used by Licensee as a result thereof; (iii) Licensee shall not, by reason thereof, have a right to terminate this Agreement unless the Lease shall be terminated; and (iv) SmartLabs and Landlord reserve the right to terminate this Agreement in connection with any right granted to either SmartLabs or Landlord under the Lease whether or not the Licensed Premises is damaged or the subject of a taking. In the event SmartLabs or Landlord exercises the right to terminate the Lease as the result of any such fire, casualty or taking, (a) SmartLabs shall provide Licensee with a copy of the relevant termination notice and this Agreement shall terminate on the date upon which the Lease terminates and (b) Licensee shall immediately pay to SmartLabs all of Licensee’s insurance proceeds relating to all alterations.

10.

Limit of Liability. Notwithstanding anything to the contrary contained in this Agreement, Landlord, SmartLabs, their respective members, officers, directors, employees, agents, servants, lenders, mortgagees, ground lessors beneficiaries and contractors (collectively, the “SmartLabs Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Licensee or anyone having claims through or on behalf of Licensee, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building or any other person. Notwithstanding the foregoing provision of this Section, SmartLabs Parties shall not be released from liability to Licensee for any physical injury to any natural person caused by SmartLabs Parties’ gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Licensee (or such person) or required by this Agreement to be carried by Licensee; provided that SmartLabs Parties shall not, under any circumstances, be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business). Notwithstanding anything to the contrary set forth in this Agreement, if Licensee or anyone having claims through or on behalf of Licensee is awarded a judgment or other remedy against SmartLabs Parties, the recourse for satisfaction of the same shall be limited to execution against SmartLabs’ interest in the Lease. No other asset of SmartLabs Parties’ shall be available to satisfy, or be subject to, such judgment or other remedy, nor shall any such person be held to have any personal liability for satisfaction or any claim or judgment.

11.

Waiver of Claims. Licensee hereby releases and waives any and all claims against the SmartLabs Parties for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Licensed Premises by Licensee or anyone claiming under Licensee, other than by reason of gross negligence or willful misconduct of the SmartLabs Parties and except in any case which would render this release and waiver void under applicable law.

12.	Insurance.

(a)	Licensee shall procure insurance as set forth in the Insurance Requirements attached hereto as Exhibit 3.

(b)

Subrogation. Licensee and its insurers hereby waive any and all rights of recovery or subrogation against the SmartLabs Parties with respect to any Claims (as defined below) howsoever caused, that are covered or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee shall endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the SmartLabs Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s insurers so permit. Any termination of such a waiver shall be by written notice to SmartLabs. Licensee, upon obtaining the policies of insurance required or permitted hereunder, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in herein. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify SmartLabs of such conditions.

13.

Assumption of Risk. Licensee assumes the risk of damage, and shall be liable for any damage caused to, any of Licensee’s fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and the SmartLabs Parties shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

14.

Indemnification. Licensee shall indemnify, defend (by counsel acceptable to SmartLabs), release, protect and hold the SmartLabs Parties harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term, arising out of or related to: (i) the use or occupancy of the Licensed Premises by Licensee or its Occupants, agents, vendors, or anyone claiming by, through or under Licensee; (ii) the failure by Licensee or anyone claiming by, through or under Licensee to comply with any term, condition, or covenant of this Agreement or the Lease, including, without limitation, Licensee’s obligation to surrender the Licensed Premises in the condition herein required; (iii) the negligence or willful misconduct of Licensee or its Occupants, agents, vendors, or anyone claiming by, through or under Licensee; (iv) the existence of Hazardous Materials on, under or about the Licensed Premises to the extent caused, stored, released, discharged or introduced by Licensee or its Occupants, agents or vendors; (v) the death of or injury to any person or damage to any property in the Licensed Premises; or (vi) the death of or injury to any person or damage to any property on or about the Building to the extent caused by the negligence, recklessness or willful misconduct of Licensee or its Occupants, agents or vendors. The provisions of this Section shall survive the termination or expiration of this Agreement.

15.	Assignment.

(a)

No Assignment. Licensee shall not assign, encumber or transfer this Agreement, or any part of it, or its right or interest in it, without SmartLabs’ prior written approval. SmartLabs may assign this Agreement.

(b)

Prohibited Transfers. Notwithstanding any other provision contained in this Agreement to the contrary, Licensee shall not knowingly, after reasonable inquiry, transfer or permit the transfer of any legal or beneficial interest in Licensee to, or assign, sublicense or otherwise transfer all or any portion of its interest under this Agreement or in all or any portion of the Licensed Premises to, or enter into any sublicense or other use or occupancy agreement to, any:

i.

Person (or any Person whose operations are directed or controlled by a Person) that has been convicted of or has pleaded guilty in a criminal proceeding to a felony or that is an ongoing target of a grand jury investigation convened pursuant to applicable statutes concerning organized crime;

ii.

Person organized in or controlled from a country, the activities with respect to which are regulated or controlled pursuant to the following laws and the regulations or executive orders promulgated thereunder: (A) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (B) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended; or (C) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. §2405W, as amended; or

iii.

Person with whom Landlord or SmartLabs is restricted from doing business under either (A) Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001 (as amended or supplemented from time to time, the “Executive Order”), or (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756; as amended, from time to time, the “Patriot Act”), or (C) the regulations of the United Stated Department of the Treasury Office of Foreign Assets Control (including, without limitation, those Persons named on the list of “Specially Designated Nationals and Blocked Persons” as modified from time to time), or other governmental action; or

iv.	Affiliate of any of the Persons described in the preceding paragraphs (i), (ii) or (iii).

As used herein, “Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits; “Affiliate” shall mean, with respect to any Person, (i) in the case of any such Person which is an Entity, any partner, shareholder, member or other owner of such Entity, provided that such partner, shareholder, member or other owner owns more than fifty percent (50%) of the Equity Interests of such Entity, and (ii) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or with respect to one or more of the Persons referred to in the preceding clause (i); “Equity Interest” shall mean with respect to any Entity, (i) the legal (other than as a nominee) or beneficial ownership of outstanding voting or non-voting stock of such Entity if such Entity is a business corporation, a real estate investment trust or a similar entity, (ii) the legal (other than as a nominee) or beneficial ownership of any partnership, membership or other voting or non-voting ownership interest in a partnership, joint venture, limited liability company or similar entity, (iii) a legal (other than as a nominee) or beneficial voting or non-voting interest in a trust if such Entity is a trust and (iv) any other voting or nonvoting interest that is the functional equivalent of any of the foregoing; “Parent” shall mean, with respect to any Subsidiary, any Person which owns directly or indirectly through one or more Subsidiaries the entire Equity Interest in such Subsidiary; and “Subsidiary” shall mean, with respect to any Parent, any Entity in which a Person owns, directly or indirectly through one or more Subsidiaries, the entire Equity Interest in such Subsidiary.

16.	Miscellaneous.

(a)

Rules and Regulations. Licensee agrees that it will abide by, keep and observe all reasonable rules and regulations (“Rules and Regulations”) which SmartLabs may make from time to time for the management, safety, care, and cleanliness of the Licensed Premises or Building, as well as for the convenience of other occupants of the Building. Licensee shall not in any way obstruct or interfere with the rights of other licensees, occupants or users of the Building, nor shall it permit its employees, representatives, or contractors to do so. Licensee shall follow all of SmartLabs’ EH&S guidelines and requirements, which may be modified from time to time.

(b)

Attorneys’ Fees. In the event of any litigation or arbitration between Licensee and SmartLabs, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(c)

Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(d)

Brokerage. Licensee warrants and represents that Licensee has dealt with no broker in connection with the consummation of this Agreement other than N/A (“Broker”), and, in the event of any brokerage claims asserted against SmartLabs predicated upon prior dealings with Licensee, Licensee agrees to defend the same and indemnify SmartLabs against any such claim (except any claim by Broker).

(e)	Captions. All captions and headings in this Agreement are for the purposes of reference and convenience and shall not limit or expand the provisions of this Agreement.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(g)

Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties concerning the Licensed Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Licensed Premises, both oral and written. No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both SmartLabs and Licensee.

(h)

Notices. Any notice required or permitted under this Agreement shall be effective if in writing and delivered by in-hand delivery, first-class mail (registered or certified, return receipt requested), email, or air courier guaranteeing overnight delivery, to the other party at the following address.

SMARTLABS	LICENSEE
40 Guest Street	40 Guest Street
Boston, MA 02135	Boston, MA 02135
Attn: Site Director	Attn: Paulash Mohsen

10 Fan Pier, 4th Floor
Boston, MA 02210
Attn: Legal Department

(i)

Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Licensee hereby consents to the personal jurisdiction and venue of any state or federal court located in Suffolk County Massachusetts, and any successor court, and the service or process by any means authorized by such court.

Notwithstanding the foregoing, SmartLabs may elect to, upon written notice to Licensee, submit any dispute arising hereunder (including but not limited to any claim that all or some of this Agreement is invalid, illegal or otherwise voidable or void) to binding arbitration. Upon SmartLabs’ exercise of its foregoing rights, arbitration shall be submitted to and determined in binding arbitration in Boston, Massachusetts, under the Rules for Commercial Arbitration of the American Arbitration Association (“AAA”). This arbitration provision shall survive the expiration or earlier termination of this Agreement and such arbitration shall be held in Boston, Massachusetts. The arbitration shall be conducted by a single neutral arbitrator. The arbitrator shall be appointed by the AAA under the Rules for Commercial Arbitration of AAA. The decision rendered by the arbitrator shall be final and binding upon the parties and may be entered as a judgment in, and enforced by, any court of competent jurisdiction.

(j)

Exhibits. All exhibits and any schedules or riders attached to this Agreement are incorporated herein by this reference and made a part hereof, and any reference in the body of the Agreement or in the exhibits, schedules or riders to the Agreement shall mean this Agreement, together with all exhibits, schedules and riders.

(k)

Waiver of Trial by Jury. LICENSEE HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE WITH ANY SMARTLABS PARTIES ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PREMISES.

(l)

Successors and Assigns. Subject to the provisions of this Agreement relating to assignment and subletting, this Agreement shall be binding upon, and shall inure to the benefit of the parties’ respective representatives, successors and assigns.

(m)

Relationship of Parties. Nothing in this Agreement shall be deemed to create any joint venture or principal-agent relationship or partnership between any of the parties hereto, and no party is authorized to, and no party shall, act toward third parties or the public in any manner that would indicate any such relationship.

(n)

Access. SmartLabs or Landlord may enter the Licensed Premises at any time, in accordance with the revocable, non-exclusive, non-transferable, non-assignable license granted herein, provided that SmartLabs or Landlord gives Licensee reasonable prior written or oral notice to Licensee (except that in case of emergency no notice shall be necessary) in order to inspect the Licensed Premises and/or the performance by Licensee of the terms of this Agreement or to exercise SmartLabs’ rights or perform SmartLabs’ obligations hereunder.

(o)

Force Majeure. SmartLabs shall not be responsible for any failure to perform its obligations under this Agreement if it is prevented or delayed in performing those obligations by an event of Force Majeure.

(p)

Financial Information. Except as required by law, Licensee shall not disclose the financial terms of this Agreement to any third party, except to Licensee’s employees, owners, consultants and brokers, provided that the foregoing only receive information on a need-to-know basis.

LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT ANY RIGHTS UNDER THIS AGREEMENT ONLY CONSTITUTE A LICENSE FOR USE OF THE LICENSED PREMISES AND DO NOT INVOLVE THE GRANT OF ANY INTEREST IN REAL ESTATE. LICENSEE SPECIFICALLY DISCLAIMS ANY RIGHTS TO SUMMARY PROCESS AND, PROVIDED THAT SMARTLABS COMPLIES WITH ALL OBLIGATIONS (INCLUDING WITHOUT LIMITATION NOTICE AND CURE REQUIREMENTS) HEREUNDER, EXPLICITLY PERMITS SMARTLABS TO USE SELF-HELP REMEDIES PROVIDED THAT SUCH SELF-HELP REMEDIES DO NOT BREACH THE PEACE.

IN WITNESS WHEREOF, SmartLabs and Licensee have duly executed this Agreement as of the day and year first above written.

SMARTLABS:	LICENSEE:

/s/ Brian Taylor	/s/ Paulash Mohsen
By: Brian Taylor	By: Paulash Mohsen
Title: Head of Field Operations	Title: CBO

Signature Page

Exhibit 1: Licensed Premises

40 Guest Street, 4th Floor

*	Furniture and equipment layout shown for illustrative purposes only.

Exhibit 1

Exhibit 2: Service Agreement

Emergency Procedures: A copy of 40 Guest Street emergency procedures will be provided at the start of occupancy.

Licensee Space	Laboratory Space

Laboratories can be equipped with fume hoods, central lines for carbon dioxide gas and nitrogen gas, and heavy electrical and exhaust infrastructure.

Gases and chemicals provided by Licensor:

1.  Vacuum

2.  Carbon dioxide gas

3.  Nitrogen gas

4.  Other gases available upon request and may incur additional fees

5.  Dry ice

6.  Liquid Nitrogen

Equipment provided may include:

1.  Private BSL-1 wet lab benches, sink, eyewash, and safety shower

2.  Private BSL-2 cell/tissue culture-capable room

3.  Optional Private Chemistry hood with solvent storage, depending on availability

Licensee must assign a Laboratory Supervisor and an EHS contact person.

Offices

Offices are connected to or located near the laboratory space. Additional office space may be licensed for an additional fee depending on availability. Office furniture is the responsibility of the Licensee. Depending on availability, Licensor may provide Licensee temporary furniture.

	IT	Scaling Suites have a private virtual network with access to redundant gigabyte Internet service and private Wi-Fi covering Licensed Premises.
	Auxiliary Rooms	Suites may have private auxiliary rooms for sample storage, instruments, equipment, tissue culture, etc.
	Security	Each suite is secured key card accessible. Building entrances and common areas are monitored by video surveillance.
Emergency Power

Emergency generators that support critical equipment and base building life safety equipment are operated by the facility manager together with outside support.

Licensee may need to provide its own Uninterrupted Power Supply (UPS) for equipment.

Common Space	Conference Rooms

Conference rooms will be made available with a central internet-based reservation system. A/V equipment is provided or available for each conference room.

Conference call equipment will be available in all conference rooms. International calls are available on request with at least 24-hour notice.

	Interactive Space	Coffee, tea, water, and snacks will be available in this space.
	Showers	Showers are available to Licensee.
	Wellness Room	A Wellness Room is available on each floor upon request.
IT	Support	Tier 1 tech support will be provided by Licensor in collaboration with a third-party vendor. Tier 3 tech support will be performed on an ongoing basis for the common IT infrastructure environment.
Network

Licensee will have access to Licensor’s network. All of Licensor’s network hardware is protected by UPS.

Scaling Suite Licensees may install and house their own networking and server equipment. Additional requirements may apply. A detailed description of Network and IT Services is available upon request.

Exhibit 2

	Wi-Fi	Public Wi-Fi is available throughout the throughout the 3rd and 4th floor common spaces
Operational Support	Facility

On-site facility support staff will be available to Licensee.

Basic personal protective equipment (PPE) (gloves, safety glasses, etc.) for general use will be available. Specialty PPE must be provided by the Licensee.

Janitorial services will be provided on a schedule based on the needs of the Licensee.

Permits

The following permits have been obtained by the Licensor for the Licensed Premises*:

•  Wastewater disposal

•  Flammable liquids and solvents

•  Licensor will own the EPA ID number.

•  Biosafety and/or rDNA permits for small scale work at BSL1 or BSL2 containment.

*  Biosafety and/or rDNA permits may need to be obtained by the Licensee

EHS

During the application process, Licensee must complete a Hazard Assessment Form that addresses the type and amount of chemicals and biological agents that the Licensee plans to use in the Licensed Premises. No work may be conducted in the Licensed Premises until the form is approved by Licensor. Based on this assessment, the Licensor will create SOP’s and EHS training requirements for the Licensee. Additional permits may need to be obtained by the Licensee.

A hard copy of all safety and emergency procedures will be delivered to the Licensee and, in addition, will be available on each floor. Recommendations for EHS must be followed by the Licensee. Licensor will conduct a mandatory meeting with the Licensee to communicate and discuss all relevant emergency information and policies.

Only Biosafety Level 1 and 2 work is allowed in Licensed Premises. All Biosafety Level 1 and 2 work must be approved by the SmartLabs Institutional Biosafety Committee (IBC). No select agent work is allowed. Depending on the biosafety work, it may need to be reviewed either by the City of Boston’s Biosafety Committee or the SmartLabs Institutional Biosafety Committee.

	Glasswash and Autoclave	A glasswash and autoclave facility will be available to Licensee, provided that such facilities will be run by Licensor and/or a third-party (i.e. Licensee shall not run these systems).
Operational Support (Cont.)	EHSS Training

Training is provided for all Licensee staff. Initial training will consist of a walk-through of the Licensed Premises and both in-person and web-based training and certifications.

Ongoing training is web-based and Licensor will keep a training record of all training received by Licensee staff. Failure to complete training may result in removal of access or work stoppage.

Training provided covers the following topics:

•  Accident Reporting

•  Emergency Action Plan

•  PPE/Job Hazard Analysis

•  Respiratory Protection

•  Blood Borne Pathogens

•  Biosafety

•  Formaldehyde

•  Hazard Communication

•  Chemical Hygiene

•  Waste Handling

•  Eye Protection and Safety

Exhibit 2

• Fire Safety Prevention/Fire Extinguishers • First Aid and Emergency Response • Sharps Safety and Needle-Stick Prevention • Emergency Action Plan * Additional specialized training may be required.
EHS Training Audits

Licensor or a third-party will conduct EHS audits for all procedures and equipment and Licensee will implement corrective actions at a frequency required by federal, state, and local regulations. A review of Standard Operating Procedures will be provided when requested, at the Licensee’s cost.

Inspections

Emergency equipment such as safety showers, eyewash stations, fire extinguishers and emergency egress, will be checked by Licensor or a third party on a regular basis as required by EHS provisions. Chemical fume hoods will be inspected and certified on a yearly basis.

Licensee is responsible for the yearly certification and inspections of biosafety cabinets and all other private equipment.

Waste Management

A third-party vendor will manage all aspects of wastewater management. A wastewater operator will service and maintain the pH neutralization system and check all auxiliary piping, etc. Preventative maintenance of all wastewater systems will be done once per month. Wastewater sampling, sample transport, analysis and reports will be done by a third-party vendor. The chart recorder and other data logs will be checked regularly.

Hazardous, non-hazardous and biological waste will be removed from satellite accumulation areas in the Licensed Premises such as laboratories, hoods or storage rooms. To ensure ongoing compliance, improvements of existing systems will be based on third-party recommendations. Licensor will maintain a wastewater treatment license. Licensee will be responsible for its pro-rata share of the cost of waste removal and disposal.

Purchasing

Licensor will maintain a central inventory system for chemicals, flammable solvents and toxic biologicals, including MSDS administration and centralized receiving. Licensee will be responsible for ordering chemicals and biologicals and will bear sole responsibility and cost of any errors and costs associated with shipment; or instances where chemicals or biologicals are not in compliance with the rules and regulations governing the Licensed Premises and must be returned or properly disposed of.

	Emergencies	There will be 24/7 on-call emergency personnel in case of emergencies such as accidents, spills, etc.
Mail

Standard receiving, logistics, handling and mail delivery services are provided by the Licensor. Specialized products, instrumentation (especially when heavy) chemicals, biologicals and regulated products that require special handing will require Licensee to obtain approvals and make special arrangements to support the necessary logistics and handling.

Security	Secured Space

Licensor’s staff will be available at the reception desk Monday- Friday from 8am to 5pm. After business hours, security personnel remain on-site. Licensee can request that security personnel make tours of Licensed Premises after hours. Biosafety regulations may prevent security personnel from entering Licensed Premises.

Visitors

All visitors must sign in at reception. Licensee is responsible for meeting the visitor at the reception and escorting the visitor within the Building and Licensed Premises. Due to safety concerns, visitors will not be allowed into Licensed Premises without prior approval by Licensor.

Off-hour visitors will need approval by Licensor in advance. Licensee is solely responsible for its visitors’ actions, ensuring its visitors adhere to all of Licensor’s policies, and for accompanying visitors at all times for the duration of their visit. See Visitor Policy for more details.

Exhibit 2

The following services are not provided and/or are not included in License. When available, these services can be provided under a separate agreement with different terms.

Scaling Suites

Office Furniture

Renovations past 365 days of commencement date.

IT Support Level 2 and 4

Any research/work required to be conducted under Biosafety Levels (BSL) 3 or 4 policies and guidelines.

Use of any radioactive material. Radiation producing equipment (including lasers) will need special approval

Shared tissue culture rooms

Specific Training such as RCRA, DOT, cyanide, etc.

Exclusive use of shared and common spaces

Special PPE

International Phone Calls in Conference Rooms (available upon request and with 24-hour prior notice)

Shipping of Packages

Costs of moving in and moving out

Certification and Preventative Maintenance of company owned equipment

Use of Licensor’s accounts for purchases

Exhibit 2

Exhibit 3: Insurance Requirements

1.	Insurance

1.1.     Licensee shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Licensee and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Licensed Premises are located:

(a)     Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal and advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(b)     Commercial Automobile Liability insurance covering liability arising from the use or operation of any vehicle, including those owned, hired or otherwise operated or used by or on behalf of Licensee. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(c)     Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all of Licensee’s improvements in the Licensed Premises and Licensee’s property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Licensee or Licensor and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Licensee, or Licensee’s agents, employees or subcontractors. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Licensor may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Licensee’s lost profits and necessary continuing expenses, including License Fees due Licensor under the Agreement. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months’ extended period of indemnity.

(d)     Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500.000); disease ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(e)     Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Licensee engages in the practice of medicine at the Licensed Premises or conducts clinical trials on humans.

Exhibit 3

(f)     Pollution Legal Liability insurance is required if Licensee stores, handles, generates or treats Hazardous Materials, as determined solely by Licensor, on or about the Licensed Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Licensee occupies the Licensed Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

1.2.     The insurance required of Licensee shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Licensee shall obtain for Licensor from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Licensor. Licensor reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) day’s prior written notice to Licensor from Licensee or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Licensor may carry. Licensee’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Licensee shall, at least ten (10) days prior to the expiration of such policies, furnish Licensor with renewal certificates of insurance or binders, Licensee agrees that if Licensee does not take out and maintain such insurance. Licensor may (but shall not be required to) procure such insurance on Licensee’s behalf and at its cost to be paid by Licensee as part of its License Fee. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Licensor, Landlord, and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Licensee. Licensee’s use or occupancy of the Licensed Premises, and ownership, maintenance or use of vehicles by or on behalf of Licensee.

1.3.     In each instance where insurance is to name Landlord Parties as additional insureds, Licensee shall. upon Licensor’s written request. also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any lender of Licensor or Landlord holding a security interest in the Building, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Licensed Premises is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Licensor or Landlord to manage the Building.

Exhibit 3

1.4.     Licensee assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Licensor and Landlord shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within the Agreement. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

1.5.     Licensee and its insurers hereby waive any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered by valid and collectible workers’ compensation, employer’s liability, and other liability insurance required to be carried by Licensee pursuant to this Exhibit 3, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee agrees to endorse the required workers’ compensation employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s insurers so permit. Any termination of such a waiver shall be by written notice to Licensor, containing a description of the circumstances hereinafter set forth in this Exhibit 3. Licensee, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Exhibit 3, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Exhibit 3. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify Licensor of such conditions.

1.6.     Licensor may require insurance policy limits required under the Agreement to be raised to conform with requirements of Landlord’s or Licensor’s lender.

1.7.     The provisions of this Exhibit 3 shall survive the expiration or earlier termination of the Agreement.

Exhibit 3

Exhibit 4: Hazardous Materials Requirements

Licensee shall strictly comply with all Environmental Laws and all provisions set forth in the Lease, to the extent such provisions relate to the Licensed Premises during the Term of this Agreement. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by Licensee or Licensee’s Occupants into the air, surface water, sewers, soil or groundwater of any Hazardous Material (defined below) whether within or outside the Licensed Premises, including, without limitation (i) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (ii) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and (iv) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (v) Chapter 21E of the General Laws of Massachusetts. Licensee, at its sole cost and expense, shall comply with (a) Environmental Laws, and (b) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the city in which the Building is located, and any insurer of the Building or the Licensed Premises with respect to Licensee’s use, storage and disposal of any Hazardous Materials. Notwithstanding anything in this Agreement to the contrary, Licensee shall have no liability to SmartLabs or responsibility under this Agreement for any Hazardous Materials in, on, under or about the Licensed Premises that were not released, discharged, stored or introduced by Licensee or its agents. Licensee understands and agrees that SmartLabs must decontaminate the Licensed Premise prior to Licensee vacating same and therefore Licensee shall fully cooperate with SmartLabs in the aforementioned decontamination, which may include Licensee ceasing its operations and/or removing personal property prior to the expiration of the Term. The term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material, waste or petroleum derivative which is or becomes regulated by any Environmental Law or which is designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

Exhibit 4